EXHIBIT 99.3
                               Third Quarter 2002
                     Friedman, Billings, Ramsey Group, Inc.
                         Earnings Conference Call Script
                           Wednesday, October 30, 2002

[Speaker:  Kurt Harrington]

     Good Morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

     Before we begin the call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the high degree of risk associated with technology and other venture capital investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning factors that could cause results to differ materially is contained in FBR's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

     I would now like to turn over the call to our Chairman and Co-Chief Executive Officer, Emanuel Friedman. Also joining us this morning are Eric Billings, Vice Chairman and Co-CEO, and Bob Smith, our Chief Operating Officer.

[New speaker: Manny Friedman]

     Thank you and good morning. This morning we announced strong results for the third quarter of 2002, which I am pleased to report continues the trend of revenue and earnings growth while reaffirming, in unsettled times, the ongoing success of our platform build-out, the positive impact from continuing expense control as well as efficiency and effectiveness in our execution. Third quarter revenues are the highest since the first quarter of 1998. During the quarter we added 24 personnel -- 4 in research, 9 in sales, 1 in trading, 4 in investment banking and 3 in asset management. We also opened our 16th office in San Francisco and moved our New York City operations into expanded, permanent quarters in midtown Manhattan.

     For the third quarter, we reported earnings after tax of $15.1 million, or $0.33 per share, on revenues of $81.7 million. This constitutes a 275% improvement in revenue year over year, and a strong accomplishment in the face of a brutal market. In these numbers, we see the continuation of revenue growth, diversification and expense discipline resulting in strong profitability in each of our profit centers - investment banking, institutional brokerage and asset management (including FBR Asset Investment Corporation).

     At September 30th our book value per share was $5.06 ($5.13 assuming repayment of stock purchase loans) - our highest book value ever and about a 25% increase over the book value at the start of the year.

     During the Quarter we recorded a 16% effective income tax rate, reflecting our anticipated utilization of all tax NOLs during the remainder of 2002.

     The company's results for the quarter also reflect almost $9.0 million of non-cash markdowns in the company's asset management and technology sector investments, primarily attributable to publicly traded securities due to the volatility of the public equity markets in the quarter. As of September 30, the company's long-term equity investments (excluding FBR Asset Investment Corporation and trading securities) were valued at approximately $62 million (including Hedge Funds and Technology Venture Capital Funds). So far in October we have seen modest recovery in our fund portfolios.

     In investment banking, during the third quarter, FBR raised approximately $1.1 billion in capital. We completed 6 equity raises, lead managing 2 public underwritings and 3 private placements, and co-managed another public underwriting. In addition, we completed 2 M&A transactions and 3 other advisory assignments. These transactions included a more than $400 million 144A institutional equity placement for American Financial Realty Trust, and a more than $500 million sole managed follow-on public offering for AmeriCredit Corp. The major sector contributors in investment banking were clearly financial services and real estate, but we continued to see opportunity in our other 4 industry sectors, and to actively recruit professionals across the board. While we may not see this dollar volume in the 4th Quarter we are continuing to see significant - and broad - investment banking activity. In fact, we expect the number of deals in the 4th Quarter to exceed the number in the 3rd Quarter. We priced a significant 144A placement for a financial institution last night and expect to price an energy public offering and a biotechnology private placement in the next few days.

     In asset management, gross assets under management increased 218% since the beginning of the year, net assets were up 43% and productive assets grew 211%. Asset management revenue was up 117% for the quarter on a year over year basis.

     As you know, a major contributor to FBR Group is FBR Asset, a separate public company (NYSE:FB). As previously noted, FBR Asset provides us with base management fees and incentive fees as its manager and a proportionate share of its earnings as a minority shareholder.

     In essence, Q3 2002 ranks as one of the company's best as a public concern. The combination of revenue growth, diversification of our business, expense discipline, increasing profitability, an expanded capital base resulting from retained cash earnings and a relatively unleveraged balance sheet have enabled us to strengthen and expand our platform through selective, prudent development and hiring. The weakness that is seen in parts of our industry presents particularly advantageous opportunities. Nevertheless, our continuing operative strategy is one of prudence. We are in the enviable position of being able to grow where appropriate but with caution and moderate exposure.

     Now I would like to hand the call over to Eric Billings.

[New Speaker:  Eric Billings]

     Thanks Manny.

     In the past, we have discussed where we expect our annualized breakeven revenue levels to run in our capital markets businesses - investment banking and institutional brokerage. Of course, revenues in each of these businesses ran well above the breakeven levels in the third quarter and for the first nine months of 2002. As noted last quarter, for 2002, we intend to maintain a $55 million annualized breakeven target in each of investment banking and institutional brokerage, for a total breakeven target in our capital markets business of about $110 million. We expect a 40% pre-tax variable contribution from investment banking and better than 30% from institutional brokerage, beyond their respective breakeven levels.

     As noted earlier, investment banking revenues have been steadily increasing in one of the most challenging markets for Investment Banking that any of us have ever seen. Investment banking revenue for the first nine months of the year was almost $120 million, already exceeding our original estimate of $110 million for the full year. Of course this part of our business is subject to revenue volatility, but the fact that we have achieved these levels of Investment
Banking activity in the face of very difficult capital markets, once again illustrates the strengths of our platform in the absence of a frenzied capital markets environment.

     Institutional brokerage revenues are also increasing; up 43% in the first nine months of 2002 compared to the comparable period in 2001. Institutional Brokerage revenue for the first nine months of the year was about $48.5 million, or annualized at approximately $65 million - in line with our previously announced guidance. These results reflect the continuation of the growth trend that we have seen over the last 2 years, despite a very difficult environment for secondary trading.

     Now let me take a moment to comment on the qualitative aspects of our capital markets business. Our success in executing very large equity raises for American Financial Realty Trust and AmeriCredit during the third quarter points up four distinguishing characteristics of our platform:

1. First, American Financial is the latest in the series of transactions in which FBR has been involved as a creator of businesses; almost more of a merchant bank rather than investment bank. Prior transactions have included Capital Automotive and FBR Asset.
2. Second, AmeriCredit is an example of our ability to identify strong businesses that have unique qualities that distinguish them from others in their peer group but may have leveraged or inappropriate capital structures.
3. Third, both deals exemplify the institutional distribution power of FBR which, as we have said many times, enables us to raise the level of capital appropriate to the characteristics of a business.
4. In spite of, or perhaps because of, a difficult capital market, FBR is able to raise significant amounts of equity capital demonstrating the great strength of our capital markets platform which focuses on the intrinsic value of businesses and maximizing that business on a risk adjusted basis.

     In  part  as  a  result  of  these   successes,   and  in  particular   the
recapitalization of AmeriCredit we are beginning to see other potential recapitalization transactions in all of our industry sectors. This potential activity creates the possibility for us to execute more such transactions going forward.

     In asset management, where we generate revenues from base management fees, incentive fees on many of our managed vehicles, and return on our invested capital, we see the same revenue growth trend over the nine month period. This is a result of a combination of strong performance and inflows of assets under management. We have grown asset management revenues over the last three calendar years, with increases of 112% for the first nine months of 2002 compared to the comparable period last year.

     Our asset management revenues have been enhanced by the growth and performance of FBR Asset Investment Corporation. We owned approximately 10% of FBR Asset in our long-term investments as of September 30.

     Lastly, I would like to point out that we have seen in the last 2 Quarters the generation of excess cash at a more than $15 million level per Quarter. We intend to redeploy this capital in a MBS strategy comparable to the one we employ for FBR Asset. Currently, this strategy is providing returns, at the margin, in excess of 20% on equity.

     With that, I would like to open the call for questions.

[At end of Q&A]

     If there are no further questions, that concludes our conference call for today. Thanks everyone for joining us. We appreciate it.